Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Wheels Up Experience Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Other	15,000,000(1)	$1.42(2)	$21,300,000.00	.00015310	$3,261.03
Total Offering Amounts							$3,261.03
Total Fee Offsets							--
Net Fee Due							$3,261.03

(1)	The shares of the Registrant’s Class A common stock, $0.0001 par value per share (“Common Stock”), registered hereby represent 15,000,000 shares of Common Stock authorized for issuance under the Wheels Up Experience Inc. Performance Award Agreement, dated May 20, 2024, granted by the Registrant to David Harvey, the Registrant’s Chief Commercial Officer (the “CCO Performance Award”), which CCO Performance Award and the authorization of the Company to issue up to 15,000,000 shares of Common Stock thereunder, subject to the satisfaction of the applicable vesting conditions under the CCO Performance Award, if at all, were approved by the Registrant’s stockholders at the Registrant’s 2025 annual meeting of stockholders held on June 10, 2025. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, reverse stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act based on $1.42, the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on June 5, 2025.